CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-288715 on Form N-14 of our reports dated September 20, 2024, relating to the financial statements and financial highlights of BlackRock MuniYield Quality Fund, Inc., BlackRock Investment Quality Municipal Trust, Inc., BlackRock MuniYield Quality Fund II, Inc., BlackRock Virginia Municipal Bond Trust, BlackRock MuniYield Pennsylvania Quality Fund and BlackRock MuniYield Fund, Inc. (the “Funds”), appearing in the Form N-CSR of the Funds for the year ended July 31, 2024, and to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 29, 2025